UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2010

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Potential Acquisition of the Hawthorne II Property and the Long Beach Property

On November 8, 2010, Strategic Storage Trust, Inc. (the “Registrant”), through a wholly-owned subsidiary of the Registrant’s operating partnership, executed a purchase and sale agreement with unaffiliated third parties (the “Los Angeles Purchase Agreement”) for the acquisition of two self storage facilities located in Hawthorne, California and Long Beach, California (the “Hawthorne II property” and the “Long Beach property,” respectively) (collectively, the “Los Angeles Properties”). The purchase price for the Los Angeles Properties is $26.0 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 and to fund such acquisition with a combination of net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on eleven of the properties in the Registrant’s existing portfolio.

The Hawthorne II property is an approximately 770-unit self storage facility that sits on approximately 1.7 acres and contains approximately 87,000 rentable square feet of self storage space. The Hawthorne II property is located at 12714 S. La Cienega Blvd., Hawthorne, California. It was constructed in 2004.

The Long Beach property is an approximately 830-unit self storage facility that sits on approximately 3.7 acres and contains approximately 87,000 rentable square feet of self storage space. The Long Beach property is located at 8150 E. Wardlow Road, Long Beach, California. It was constructed in 1999.

Pursuant to the Los Angeles Purchase Agreement, the Registrant would be obligated to purchase the Los Angeles Properties only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Los Angeles Properties generally based upon:

•	satisfactory completion of due diligence on the properties and the seller of the properties;

•	satisfaction of the conditions to the acquisitions in accordance with the purchase agreement; and

•	no material adverse changes relating to the properties, the seller of the properties or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Los Angeles Properties. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $200,000 in earnest money on the Los Angeles Properties.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Los Angeles Properties. Due to the considerable conditions to the consummation of the acquisition of the Los Angeles Properties, the Registrant cannot make any assurances that the closing of the Los Angeles Properties is probable.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated November 8, 2010 for Hawthorne II Property and Long Beach Property

10.2	Addendum to Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated November 8, 2010 for Hawthorne II Property and Long Beach Property

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

Date: November 12, 2010	By:	/s/ Michael S. McClure

Michael S. McClure
Chief Financial Officer